Exhibit 99.2

[G REIT, INC. LETTERHEAD]

January 7, 2008

Dear Stockholder of G REIT, Inc.,

The purpose of this letter is to provide you with an update on G REIT, Inc.’s liquidation and to advise you of our plan to form a liquidating trust to wind up G REIT’s remaining business affairs and liquidation of assets. The formation of a liquidating trust is provided for in G REIT’s plan of liquidation, which was approved by stockholders on February 27, 2006.

We are forming the liquidating trust in order to preserve the favorable tax treatment provided to entities that are real estate investment trusts. The formation of the trust will:

1.	Not change the liquidation value of the shares you own. In fact, the operating cost of the trust should be less than G REIT, Inc. as a result of reduced legal, SEC filing and audit fees.

2.	Not affect the timing for completion of the liquidation.

3.	Result in the issuance of two forms of tax documents at the end of the 2008 tax year: (i) a final 2008 1099-DIV for G REIT, Inc. and (ii) a statement identifying all information required in order to complete your tax filing for the liquidating trust. Please consult your tax advisor, if you have any tax related questions.

For additional details regarding the formation of a liquidating trust, please refer to the enclosed letter regarding the liquidating trust, including the question and answer section.

If you have any questions or require additional information, an investor services representative is available to assist you at (877) 888-7348 ext. 411 or email investor-services@1031nnn.com.

Sincerely,

/s/ Scott D. Peters
Scott D. Peters
Chief Executive Officer and President

Enclosure